CINEDIGM ANNOUNCES APPOINTMENT OF NEW BOARD MEMBER

Adam Mizel, Managing Principal of Aquifer, to Replace Outgoing Director

MORRISTOWN, NJ, March 24, 2009 -- Cinedigm Digital Cinema Corp. (NASDAQ: CIDM) (formerly AccessIT), a pioneer in the digital cinema industry, today announced that Adam Mizel has been named to the company’s Board of Directors.  Mr. Mizel is the Managing Principal of Aquifer Capital Group, LLC, the General Partner of the Aquifer Opportunity Fund and Cinedigm’s second largest shareholder.  He replaces Kevin J. Farrell, who will be leaving the company effective March 31, 2009.

“Adam’s investment and financing expertise will provide valuable insight to our Board as we forge ahead in our plan to convert theaters nationwide to digital,” commented Bud Mayo, Chief Executive Officer of Cinedigm.  “His perspective will prove particularly useful as we continue to secure funding for Cinedigm’s rollout of digital projection systems over the upcoming months and years.  We look forward to working with Adam as Cinedigm executes its deployment plan in 2009 and beyond.”

Mr. Mayo continued, “As excited as we are to have Adam onboard, we are equally sad to see Kevin Farrell leave.  Kevin, a co-founder of Cinedigm, has been a great friend since our inception as a data center collocation company in 2000.  His dedication to Cinedigm and years of service on the Board have been greatly appreciated, and we wish him the very best in his new endeavors.”

Mr. Mizel, age 39, has been the Managing Principal at Aquifer since September 2005.  He currently serves on the Board of Directors of PacificHealth Laboratories, Inc.  Previously, Mr. Mizel was Managing Director and Chief Operating Officer of Azimuth Trust, LLC., an alternative asset management firm from 2001 until 2005.  Prior to that, he was a partner at Capital Z Partners, L.P., a private equity and alternative investment firm, and Managing Director at Zurich Centre Investments, Inc., the North American private equity unit of Zurich Financial Services Group.  Mr. Mizel began his investment career at Morgan Stanley Capital Partners in 1991.

“Cinedigm is a pioneer and leader in the digital cinema space with tremendous know-how and a terrific track record,” stated Mr. Mizel. “I have been an investor in Cinedigm for almost two years and I am thrilled to join its board.  I look forward to working closely with Bud and his team to help chart a course for the company that maximizes long-term shareholder value and supports the financing of its next phase of growth.”

Cinedigm’s current Board of Directors consists of Bud Mayo, Chairman, President, CEO of Cinedigm, Gary S. Loffredo, SVP General Counsel, Secretary of Cinedigm, Robert Davidoff, Managing Director at Carl Marks & Co., Inc., Wayne Clevenger, Managing Director at MidMark Investments, Matthew W. Finlay, Director of MidMark Investments, Gerald C. Crotty, President of Weichert Enterprise LLC, and Robert E. Mulholland, Chairman of Sound Securities LLC.

About Cinedigm

Cinedigm Digital Cinema Corp. is the global leader in fulfilling the promise of digital cinema. Its ground-breaking technology platform helps exhibitors, distributors, studios and content providers transform the consumer movie experience -- by expanding theatrical features to include not only movies but also live 2-D and 3-D performances such as major sporting events, concerts and gaming. The Company also enables theatres to create exhibitions and advertising opportunities targeted to specific audience groups and locations thereby offering new revenue opportunities for these venues. Cinedigm's leading digital cinema platform and one-of-a-kind satellite delivery operations support almost 4,000 theatre screens equipped with DLP Cinema(R) projection systems across the United States with over ten million digital showings of Hollywood features to date. www.Cinedigm.com

Contact:

Lex Suvanto
The Abernathy MacGregor Group
(212) 371-5999
lex@abmac.com